As filed with the Securities and Exchange Commission on August 24, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Southern States Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Alabama	26-2518085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

615 Quintard Ave. Anniston, AL	36201
(Address of Principal Executive Offices)	(Zip Code)

SOUTHERN STATES BANCSHARES, INC. 2017 INCENTIVE STOCK COMPENSATION PLAN

(Full title of the plan)

Stephen W. Whatley

Chairman and Chief Executive Officer

615 Quintard Ave.

Anniston, Alabama 36201

(256) 241-1092

(Name and address of agent for service)

(256) 241-1092

(Telephone number, including area code, of agent for service)

With copies to:

Michael D. Waters

Clinton H. Smith

Jones Walker LLP

420 20th St N, Suite 1100

Birmingham, AL 35203

(205) 244-5200

(205) 244-5400 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Common stock, $5.00 par value per share (“Common Stock”) Issuable under the 2017 Incentive Stock Compensation Plan
Shares subject to outstanding options(2)	501,492	$15.37	$7,707,932	$841
Shares available for future issuance(3)	474,336	$19.60	$9,296,986	$1015
TOTAL	975,828		$17,004,918	$1,856

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”’), this Registration Statement also covers any additional shares of Common Stock that become issuable pursuant to the Southern States Bancshares, Inc. 2017 Incentive Stock Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase in the number of shares of outstanding Common Stock.

(2)	Represents 501,492 shares of Common Stock issuable upon the exercise of options that were issued and outstanding under the Plan as of August 20, 2021.
(3)	Represents 474,336 shares of Common Stock available for future issuance under the Plan as of August 20, 2021.
(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, and calculated as follows: (a) with respect to shares issuable upon exercise of outstanding options, based on the weighted average exercise price of $15.37 per share and (b) with respect to the remaining shares, based on the average of the high and low prices of the Common Stock as reported by the NASDAQ on August 18, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

Southern States Bancshares, Inc. (the “Company” or the “Registrant”) will send or give to all participants in the Southern States Bancshares, Inc. 2017 Incentive Stock Compensation Plan (the “Plan”) the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)

The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 12, 2021, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-257915), originally filed with the Commission on July 15, 2021 and as amended on July 30, 2021, which contains audited financial statements for the Registrant’s latest fiscal year, for which such statements have been filed, including any amendments thereto;

(b)

All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registration Statement on Form S-1 referred to in (a) above; and

(c)

The description of the Registrant’s Common Stock included in the Registrant’s Form 8-A filed with the Commission on August 10, 2021 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Alabama Business Corporation Law

Subject to applicable law, a director shall not be held personally liable to the Company or its stockholders for monetary damages for any action taken, or any failure to take any action as a director, except that a director’s liability shall not be eliminated for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the Company or the stockholders; (iii) a violation of section 10A-2A-8.32 of the Alabama Business Corporation Law (the “ABCL”); or (iv) an intentional violation of criminal law. It is the intention that the directors of the Company be protected from personal liability to the fullest extent permitted by the ABCL as it now or hereafter exists. If at any time in the future the ABCL is modified to permit further or additional limitations on the extent to which directors may be held personally liable to the Company, the protection afforded by the Company’s certificate of incorporation shall be expanded to afford the maximum protection permitted under such law.

Subject to the above limitations and in accordance with the ABCL, the Company will indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in the proceeding to which he or she was a party because he or she is or was a director or officer of the Company against reasonable expenses incurred in connection with the proceeding, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.

Furthermore, the ABCL provides that the Company may indemnify an individual made a party to a proceeding because he or she is or was a director or officer of the Company against liability incurred in a proceeding if: (1) he or she conducted himself or herself in good faith; and (2) he or she reasonably believed (a) in the case of conduct in his or her official capacity with the Company, that his or her conduct was in its best interest; and (b) in all other cases, that his or her conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding he or she had no reasonable cause to believe his or her conduct was unlawful. The Company may not indemnify a director or officer in connection with a proceeding by or in the right of the Company in which the director or officer has not met the relevant standard of conduct; or in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that financial benefit was improperly received by him or her.

Under the ABCL, the Company may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with a proceeding by an individual who is a party to the proceeding because that individual is a director, if the director delivers to the Company a signed written undertaking to repay any funds advanced if (i) the director is not entitled to mandatory indemnification, and (ii) it is ultimately determined that the director is not entitled to indemnification.

D&O Insurance

The Company has procured a directors and officers liability insurance policy providing for insurance against certain liabilities incurred by directors and officers of the Company while serving in their capacities as such, to the extent such liabilities could be indemnified under the above provisions of the ABCL.

Underwriting Agreement

The Underwriting Agreement to be entered into in connection with the Company’s initial public offering provides for indemnification of the Company’s directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with such initial public offering.

2017 Incentive Stock Compensation Plan

The Plan provides that the committee that administers the Plan (the “Committee”) and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Company, any of the Company’s subsidiaries, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the Company or any of its subsidiaries acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The above discussion of Sections 10A-2A-8.51, 8.52, 8.54 and 8.56 of the ABCL and the Company’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is respectively qualified in its entirety by such statute and documents.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-257915) filed with the Commission on July 15, 2021).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-257915) filed with the Commission on July 15, 2021).

4.3*	Southern States Bancshares, Inc. 2017 Incentive Stock Compensation Plan.

5.1*	Opinion of Jones Walker LLP as to the legality of the securities being registered.

23.1*	Consent of Jones Walker LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Mauldin & Jenkins LLC.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anniston, State of Alabama, on August 24, 2021.

SOUTHERN STATES BANCSHARES, INC.

By:	/s/ Stephen W. Whatley
Stephen W. Whatley
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints Stephen W. Whatley and Lynn Joyce, and each of them, his or her true and lawful attorneys-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on August 24, 2021.

Signature	Title

/s/ Stephen W. Whatley Stephen W. Whatley	Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Lynn Joyce Lynn Joyce	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Lewis Beavers Lewis Beavers	Director

/s/ Robert F. Davies Robert F. Davies	Director

/s/ Alfred Hayes, Jr. Alfred Hayes, Jr.	Director

/s/ Brent David Hitson Brent David Hitson	Director

/s/ Brian Stacy Holmes Brian Stacy Holmes	Director

/s/ Jimmy Alan LaFoy Jimmy Alan LaFoy	Director

Signature	Title

/s/ James J. Lynch James J. Lynch	Director

/s/ Cynthia S. McCarty Cynthia S. McCarty	Director

/s/ Jay Florey Pumroy Jay Florey Pumroy	Director

/s/ J. Henry Smith, IV J. Henry Smith, IV	Director

/s/ Henry A. Turner Henry A. Turner	Director